SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2001

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-32837	75-2749762
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

17103 Preston Road Suite 200 North Dallas, Texas		75248 (Zip code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (972) 713-3500

Not Applicable
(Former name or former address, if changed since last report)

Item 5.   Other Events.

             On September 6, 2001, United Surgical Partners International, Inc. (the "Company") received communication from the Securities and Exchange Commission indicating that, based on the facts and circumstances presented by the Company, Day-Op Center of Long Island, Inc. must be consolidated pursuant to an interpretation of EITF 97-2.  As a result, the Company has restated its consolidated financial statements in order to consolidate a previously unconsolidated entity. Operating income for the six months ended June 30, 2001, as restated, increased by $442,000 (unaudited) from the amount previously reported.  The impact of the restatement on reported results for all periods affected follows (in thousands, except per share amounts):

	June 30, 2001 (unaudited)		March 31, 2001 (unaudited)		December 31, 2000

	Previously		Previously		Previously
	Reported	Restated	Reported	Restated	Reported	Restated

Assets	$469,068	$467,611	$457,814	$456,301	$331,916	$330,396
Stockholders' equity	225,289	225,454	89,837	89,990	48,675	48,797

	Three Months Ended June 30, 2001 (unaudited)		Three Months Ended June 30, 2000 (unaudited)

	Previously		Previously
	Reported	Restated	Reported	Restated

Revenues	$59,108	$59,896	$35,855	$36,705
Operating expenses	50,026	50,603	32,466	33,081
Other expense, net	5,310	5,508	3,748	3,948
Net income (loss)	1,741	1,753	(1,296)	(1,262)
Net income (loss) per share	0.06	0.06	(0.27)	(0.27)

	Three Months Ended March 31, 2001 (unaudited)		Three Months Ended March 31, 2000 (unaudited)

	Previously		Previously
	Reported	Restated	Reported	Restated

Revenues	$52,991	$53,838	$24,244	$25,043
Operating expenses	45,958	46,574	23,369	23,942
Other expense, net	4,347	4,547	1,284	1,477
Net income (loss)	491	521	(1,065)	(1,031)
Net income (loss) per share	(0.04)	(0.04)	(0.58)	(0.58)

	Six Months Ended June 30, 2001 (unaudited)		Six Months Ended June 30, 2000 (unaudited)		Year Ended December 31, 2000

	Previously		Previously		Previously
	Reported	Restated	Reported	Restated	Reported	Restated

Revenues	$112,100	$113,734	$60,100	$61,748	$135,002	$138,408
Operating expenses	95,985	97,177	55,835	57,023	128,266	130,759
Other expense, net	9,656	10,055	5,033	5,425	11,619	12,410
Net income (loss)	2,231	2,274	(2,360)	(2,293)	(8,285)	(8,163)
Net income (loss) per share	0.04	0.04	(0.85)	(0.84)	(1.82)	(1.80)

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

United Surgical Partners International, Inc.

	By:	/s/ Mark A. Kopser

Mark A. Kopser
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer and duly authorized
to sign this report on behalf of the Registrant)

	By:	/s/ John J. Wellik

John J. Wellik
Vice President and Controller
(Principal Accounting Officer)
Date: September 27, 2001